                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement              [_]  CONFIDENTIAL, FOR USE OF THE
                                                   COMMISSION ONLY (AS PERMITTED
                                                   BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 STAMPS.COM INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------

[LOGO] STAMPS.COM

Dear Stockholder:

   You are cordially invited to attend the 2002 annual meeting of stockholders of Stamps.com Inc. to be held beginning at 10:00 a.m. Pacific Daylight Saving Time on Wednesday, June 26, 2002, at the Doubletree Guest Suites, 1707 Fourth Street, Santa Monica, California 90401.

   Your vote at the Annual Meeting is important to us. At the annual meeting, you will be asked to elect two directors and ratify the selection of our auditors for 2002. The accompanying notice of 2002 annual meeting of stockholders and proxy statement describe the matters to be presented at the annual meeting. These proxy solicitation materials were mailed on or about May 21, 2002 to all stockholders entitled to vote at the Annual Meeting.

   The board of directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of our auditors.

   Whether or not you plan to attend the annual meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the annual meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /S/ KEN MCBRIDE

                                          Ken McBride
                                          Chief Executive Officer

[LOGO] STAMPS.COM

                     3420 Ocean Park Boulevard, Suite 1040
                            Santa Monica, CA 90405

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 26, 2002

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stamps.com Inc., a Delaware corporation will be held on June 26, 2002, beginning at 10:00 a.m. Pacific Daylight Saving Time at the Doubletree Guest Suites, 1707 Fourth Street, Santa Monica, California 90401, for the following purposes:

    1. To elect two directors to serve for a three-year term ending in the year 2005 or until their successors are duly elected and qualified;

    2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

    3. To transact other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on May 1, 2002 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment of the meeting. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

   All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /S/ SETH WEISBERG

                                          Seth Weisberg
                                          General Counsel
                                          and Secretary

Santa Monica, California
May 16, 2002

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 26, 2002

                       GENERAL INFORMATION ABOUT VOTING

General

   The enclosed proxy is solicited on behalf of the board of directors of Stamps.com Inc., for use at the annual meeting of stockholders to be held on June 26, 2002. The Annual Meeting will begin at 10:00 a.m. Pacific Daylight Saving Time at the Doubletree Guest Suites, 1707 Fourth Street, Santa Monica, California 90401.

Voting

   On April 24, 2002, 50,934,056 shares of our common stock were issued and outstanding. As of that date we had no outstanding preferred stock. Each share of common stock is entitled to one vote at the annual meeting.

   The nominees for election to our board of directors who receive the greatest number of votes cast for the election of directors by the shares present at the annual meeting, in person or by proxy, will be elected directors. You may not cumulate votes in the election of directors. The adoption of the proposal to ratify the appointment of our independent auditors requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy.

   A majority of the outstanding shares of our common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the annual meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of directors, an abstention or broker non-vote will have no effect on the outcome.

Proxies

   If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the annual meeting in accordance with your instructions specified. If you do not specify how your shares are to be voted, your share will be voted FOR the election of the directors proposed by the board unless the authority to vote for the election of that director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of our independent accountants. You may revoke or change your proxy at any time before the annual meeting by filing with your Secretary at 3420 Ocean Park Blvd., Suite 1040, Santa Monica, California 90405, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

   We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders that are intended to be presented by such stockholders at our 2003 annual meeting must be received no later than January 12, 2003, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by our board of directors for the 2003 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of the proposal not later than April 9, 2003.

                  MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

General

   Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our board currently consists of five members.

   The five member Board is currently divided into two Class I directors, one Class II director and two Class III directors. On September 5, 2002, the Board appointed Ken McBride as a director to fill the vacancy created by the resignation of Bruce Coleman in August 2001. On April 18, 2002, the Board designated Mr. McBride as a Class III director and appointed Lloyd I. Miller as a Class I director.

   The class whose term of office expires at the annual meeting currently consists of two directors. Each director elected to this class will serve for a term of three years, expiring at the 2005 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominees listed below are currently directors of the Company.

   The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any substitute nominee who may be designated by our board of directors to fill the vacancy.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

   Set forth below is certain information concerning the nominees and the other incumbent directors:

Nominees for Term Ending Upon the 2005 Annual Meeting

   Jeffrey J. Brown, 41, has been a Director since February 1998. In June 1993, Mr. Brown founded and, since that time, he has been a director, executive officer and shareholder of Forrest Binkley & Brown Venture Co., the general partner of Forrest Binkley & Brown L.P., and the Managing Partner of SBIC Partners. Mr. Brown is also a founder, director, executive officer and shareholder of Forrest Binkley & Brown Venture Advisor Co., an affiliate of SBIC Partners. From 1987 to 1992, Mr. Brown served in various executive capacities at Security Pacific Venture Capital Group. From April 1992 until June 1993, Mr. Brown acted as Senior Vice President of BankAmerica Venture Capital Group. Mr. Brown is Chairman of the Board of Golden State Vintners, Inc., a supplier of premium bulk wines and wine processing services, and serves on the boards of a number of private companies. Mr. Brown received his B.S. in Mathematics from Willamette University and his M.B.A. from Stanford University.

   Kenneth McBride, 34, was appointed as our chief executive officer and to the board of directors on September 5, 2001, to fill the vacancy created by the resignation of Bruce Coleman. Mr. McBride has also served as our chief financial officer since October 2000, and prior to his appointment as chief financial officer was our Senior Director of Finance from April 1999. From 1997 to 1999, Mr. McBride served as a research analyst at Salomon Smith Barney, where he focused on the computer hardware and technical software industries. From 1992 to 1995 Mr. McBride was a data communications engineer with Micro Linear Corporation. Mr. McBride received his B.S. and M.S. in Electrical Engineering and his M.B.A. from Stanford University.

Continuing Directors Whose Terms Expire in 2003

   G. Bradford Jones, 47, has been a Director since October 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and a Managing Director of Redpoint Ventures, a firm he co-founded in October 1999. Mr. Jones also currently serves on the board of directors of Onyx Acceptance

Corporation, a specialized consumer finance company, Digital Island, an Internet content management and distribution company, and several privately-held companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

   Lloyd I. Miller, 47, has been a Director since April 2002. Mr. Miller is an independent investor and has served on numerous corporate boards including Vulcan International, and American Controlled Industries, among others. Mr. Miller currently serves as a director of Advantica Restaurant Group, Spartanburg, SC., Aldila, Inc., Poway, CA, and Anacomp, Inc., Poway, CA. He is a member of the Chicago Board of Trade and the Chicago Stock Exchange, and traded actively on the floor of the CBOT from 1977 to 1992. He is a Registered Investment Advisor. Mr. Miller received his B.A. from Brown University.

Continuing Directors Whose Terms Expire in 2004

   Mohan P. Ananda, 56, has been a director since January 1998. Mr. Ananda is a founder and currently serves as the chief executive officer and chairman of the board of AmazingHitz.com, Inc., an Internet-based entertainment company. From January 1997 to October 1998, Mr. Ananda served as our chief executive officer. From June 1986 to December 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the Board of Directors of JAB Holdings Ltd. and several privately-held companies. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

Board Committees and Meetings

   Our board of directors held ten meetings and acted by unanimous written consent on four separate occasions during the fiscal year ended December 31, 2001. Each director attended or participated in 75% or more of the aggregate of
(a) the total number of meetings of our board of directors and (b) the total number of meetings held by all committees of our board on which such director served during the fiscal year ended December 31, 2001. Our board of directors has an audit committee, a compensation committee and an executive committee.

   Audit Committee. Our audit committee currently consists of three directors, Messrs. Brown, Jones and Miller, and is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee held one meeting during the fiscal year ended December 31, 2001.

   The Board adopted and approved a charter for our Audit Committee in June 2000. Our board has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the listings standards of the National Association of Securities Dealers.

   Compensation Committee. Our compensation committee consisted of three directors, Messrs. Brown, Jones and Ananda until April 2002. Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our compensation committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to make option grants under our stock incentive plan. Our compensation committee held one meeting and acted by unanimous written consent on eight separate occasions during the fiscal year ended December 31, 2001. In April 2002, Mr. Jones resigned from our compensation committee and was replaced by Mr. Miller.

   Executive Committee. Our executive committee had the authority to take all actions that can be taken by the board, except for the approval of any actions that also require approval of our stockholders or any amendment to our bylaws. As of January 1, 2002, our executive committee is no longer active. Our executive committee held no meetings during the fiscal year ended December 31, 2001.

   Compensation Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2001, the compensation committee consisted of three directors, Messrs. Brown, Jones and Ananda. Neither Messrs. Brown or Jones was one of our officers or employees at any time during the fiscal year ended December 31, 2001 or at any other time. From January 1997 to October 1998, Mr. Ananda served as the Company's Chief Executive Officer. None of our current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   As of December 6, 2001, each non-employee director receives $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically. Prior to December 6, 2001, directors received no cash compensation for serving on our board of directors or on any board committee. Directors are reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings. In addition, directors who are also employees are eligible to receive options and be issued shares of common stock directly under our stock incentive plan.

   Under the automatic option grant program in effect under our stock incentive plan, each individual who joined our board as a non-employee director at any time after June 24, 1999 received or will receive, at the time of their initial election or appointment, an automatic option grant, to purchase 10,000 shares of our common stock, so long as that person has not previously been one of our employees. In addition, on the date of each annual stockholders meeting, beginning with the 2002 annual meeting, each individual who is to continue to serve as a non-employee board member, whether or not that individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 10,000 shares of our common stock. Each grant under our automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should optionee cease to serve as a directors.

   All directors except for Mr. McBride received automatic option grants on June 14, 2001 for 2,500 shares each of our common stock at an exercise price per share of $3.05, the fair market value per share of our common stock on the grant date. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to our right to repurchase, at the exercise price paid per share, upon the optionee's cessation of board service prior to vesting in those shares. The shares subject to each option grant will vest in a series of thirty-six successive equal monthly installments upon the optionee's completion of each successive thirty-six month period of board service over the thirty-six month period measured from the grant date.

   Grants to directors in the year ending December 31, 2001 for services provided as directors:

                                    Grant     Number   Option
                    Director        Date    of Options Price
                    --------       -------- ---------- -------
                  Mohan Ananda.... 06/14/01   2,500    $3.0500
                  Jeffrey Brown... 06/14/01   2,500    $3.0500
                  Bradford Jones.. 06/14/01   2,500    $3.0500

Vote Required

   Directors are elected by a plurality of the votes of the shares present at the annual meeting in person or represented by proxy and entitled to vote on the election of directors.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote "FOR" the election of the nominees listed above.

              PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

General

   Our board of directors has appointed the firm of Arthur Andersen LLP, our independent auditors during the fiscal year ended December 31, 2001, to serve in the same capacity for the year ending December 31, 2002, and is asking you to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our board of directors is submitting the appointment of Arthur Andersen LLP to you for ratification as a matter of good corporate practice.

   If you fail to ratify the appointment, our audit committee and our board of directors will reconsider whether or not to retain Arthur Andersen LLP. Even if the appointment is ratified, our board of directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our board of directors believes that such a change would be in the best interests of our company and our stockholders.

   A representative of Arthur Andersen LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

   Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Arthur Andersen LLP as the independent auditors for the current year.

Fees Billed to the Company by Arthur Andersen LLP during Fiscal Year 2001

   During the fiscal year ended December 31, 2001, Arthur Andersen LLP provided various audit, audit related and non-audit services to the Company as follows:

  Audit Fees

   Aggregate fees billed to us by Arthur Andersen LLP for professional services rendered for the audit of our annual financial statements, and review of financial statements included in our company's quarterly reports on Form 10-Q, for the fiscal year ended December 31, 2001 totaled approximately $110,000.

  All Other Fees

   Fees billed to us by Arthur Andersen LLP for all other non-audit professional services rendered to us during the fiscal year ended December 31, 2001 totaled approximately $75,000 for tax return preparation and consulting.

Determination of Independence

   Our audit committee and board of directors have determined that the fees received by Arthur Andersen LLP for the non-audit related professional services listed above are compatible with maintaining Arthur Andersen LLP's independence.

Vote Required

   The ratification of the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2002 requires the affirmative vote of the holders of a majority of the shares of common stock present at the annual meeting in person or by proxy and entitled to vote.

   We are carefully monitoring developments with respect to Arthur Andersen LLP. If circumstances change before our annual meeting, our audit committee may recommend another firm of independent accountants before our annual meeting. Whether or not our stockholders ratify the selection of Arthur Andersen LLP, we may change auditors before or after our annual meeting.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of Arthur Andersen LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2002.

                                 OTHER MATTERS

   We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

                                  MANAGEMENT

  Executive Officers and Directors

   The following table sets forth certain information regarding our executive officers and directors as of March 31, 2002:

            Name           Age                   Position
            ----           ---                   --------
   Kyle Huebner........... 31  Vice President, Marketing and Strategy
   Kenneth McBride........ 34  Chief Executive Officer and Director
   Craig Ogg.............. 36  Vice President, Development
   Richard Wetherill...... 46  Vice President, Operations
   Seth Weisberg.......... 33  Vice President, General Counsel and Secretary
   Mohan P. Ananda (2).... 56  Director
   Jeffrey J. Brown (1)(2) 41  Director
   G. Bradford Jones (1).. 47  Director
   Lloyd I. Miller (1)(2). 47  Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Ken McBride. See "Proposal No. 1: Election of Directors" for Mr. McBride's biography.

   Kyle Huebner. Mr. Huebner has been Vice President of Marketing and Strategy since October 2001. Mr. Huebner was Vice President of Corporate Strategy and Development from January 2000 to October 2001, and was Senior Director of Corporate Strategy and Development from January 1999 to 2000. Prior to joining the Company, from 1996 to 1999, Mr. Huebner was a consultant at Bain & Co., a management consulting firm. From 1992 to 1995, Mr. Huebner served as a Research Analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

   Craig Ogg. Mr. Ogg has been Vice President of Development since February 2001, Chief Technologist since December 1999, and the Architect of the Company's printing technology since September 1998. Mr. Ogg served as the Senior Architect and Development Manager of the Oil Change Internet Service at Cybermedia from 1997 to 1998. From March 1997 to June 1997, Mr. Ogg served as Director of Engineering of PeopleLink, Inc., a software company. From December 1994 to March 1997, Mr. Ogg co-founded Spinoza Limited, a development tools software company.

   Seth Weisberg. Mr. Weisberg has been General Counsel since March 2001, and intellectual property counsel since March 1999. Mr. Weisberg was an associate at the law firm of Irell & Manella LLP from 1997 to 1999. Mr. Weisberg holds a law degree from Columbia Law School, a master's degree in History from Harvard, a bachelor's degree in Physics and Astronomy from Harvard and a General Course Certificate from the London School of Economics.

   Richard Wetherill. Mr. Wetherill has been Vice President of Operations since June 2001. Prior to joining the Company, from 1998 to 2001, Mr. Wetherill was a financial advisor with Prudential Securities. Mr. Wetherill served as Vice President of MMG Direct, a marketing company from 1997 to 1998. From 1995 to 1997, Mr. Wetherill served as Director of Customer Care for Canon Computer Systems, Inc., a subsidiary of Canon U.S.A. Mr. Wetherill received his B.S. in Biology from the Virginia Military Institute and his M.B.A. from the University of Phoenix.

   Mohan P. Ananda. See "Proposal No. 1: Election of Directors" for Mr. Ananda's biography.

   Jeffrey J. Brown. See "Proposal No. 1: Election of Directors" for Mr. Brown's biography.

   G. Bradford Jones. See "Proposal No. 1: Election of Directors" for Mr. Jones' biography.

   Lloyd I. Miller. See "Proposal No. 1: Election of Directors" for Mr. Miller's biography.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

  Summary of Cash and Certain Other Compensation

   The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2001, December 31, 2000, and December 31, 1999, respectively, by our chief executive officers and each of our other four highest compensated executive officers (determined on the basis of their salary and bonus for the fiscal year ended December 31,
2001) whose total compensation exceeded or would have exceeded $100,000 during 2001 had those officers provided services to us for the entire fiscal year. The listed individuals are referred to in this proxy statement as the named executive officers.

  Summary Compensation Table for Fiscal Years 2001, 2000, and 1999

                                                           Annual        Long Term
                                                      Compensation (1)  Compensation
                                                     ------------------ ------------
                                                                         Securities
                                                                         Underlying     All Other
         Name and Principal Positions           Year Salary($) Bonus($) Options (#)  Compensation($)
         ----------------------------           ---- --------- -------- ------------ ---------------
Bruce Coleman (2).............................. 2001  300,192       --    425,000             --
 Chief Executive Officer                        2000   78,077       --                        --
 (October 2000 to August 2001)                  1999       --       --                        --

David Duckwitz (3)............................. 2001   33,434  146,833                   115,646(4)(5)
 SVP and GM, Enterprise Business Unit           2000  143,750  190,000         --          2,013(5)
 (April 2000 to February 2001)                  1999       --       --                        --

Ken McBride.................................... 2001  187,763   63,541     40,000          1,518(5)
 Chief Executive Officer                        2000  125,992   40,000                     1,634(5)
 (April 1999 to present)                        1999   71,696       --                     1,075(5)

Rick Wetherill................................. 2001  180,294   60,900     80,000          3,958(5)
 Vice President, Operations                     2000   99,417   25,000                     1,378(5)
 (June 2000 to present)                         1999       --       --                        --

Seth Weisberg.................................. 2001  178,788   52,500     60,000          1,442(5)
 Vice President, General Counsel, and Secretary 2000  136,832   10,000                     2,250(5)
 (June 1999 to present)                         1999   52,777    5,000                       867(5)

Kyle Huebner................................... 2001  154,678   70,891     40,000            354(5)
 Vice President, Marketing and Strategy         2000  141,250   75,000                     2,929(5)
 (January 1999 to present)                      1999   87,041       --                       796(5)

Craig Ogg...................................... 2001  156,794   35,000     65,000          3,567(5)
 Vice President, Research and Development       2000  135,220       --                     1,102(5)
 (September 1998 to present)                    1999  112,969       --                     1,695(5)

--------
(1) Excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers.
(2) Mr. Coleman's employment ended in August 2001. His annualized salary for 2001 was $420,000.
(3) Mr. Duckwitz's employment ended in February 2001. His annualized salary for 2001 was $230,000.
(4) Includes payments made to Mr. Duckwitz in connection with his departure.
(5) Includes contributions to our 401(k) plan that we made on behalf of the named executive officer to match a portion of his elective deferred contributions to the plan.

  Stock Options and Stock Appreciation Rights

   The following table sets forth information regarding option grants to each of the named executive officers during the fiscal year ended December 31, 2001. All the grants were made under our 1999 stock incentive plan. During the fiscal year ended December 31, 2001, we granted options to purchase 1,557,434 shares of our common stock. All options were granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors on the date of grant that is based on the closing price on the Nasdaq National Market of our common stock on the date of grant. The exercise price may be paid in cash, check, promissory note, shares of our common stock valued at fair market value on the exercise date or a cashless exercise procedure involving a same-day sale of the purchased shares. The following table indicates information regarding options to purchase common stock granted to our named executive officers. No stock appreciation rights were granted to the named executive officers during the fiscal year ended December 31, 2001.

                                                                Potential Realizable
                                                                  Value at Assumed
                                                                  Annual Rates of
                                                                    Stock Price
                                                                  Appreciation for
               Securities   % of Total  Exercise or               Options Term at
               Underlying  Options/SARs  Base Price  Expiration --------------------
     Name      Options (#)  Granted to  ($/Share)(2)    Date      5%($)     10%($)
     ----      ----------- Employee in  ------------ ----------  -------    -------
Bruce Coleman.   200,000      12.84%       2.4063     3/29/11   505,323    529,386
David Duckwitz        --       0.00%           --         N/A        --         --
Ken McBride...    40,000       2.57%       2.4063     3/29/11   101,065    105,877
Rick Wetherill    80,000       5.14%       2.4063     3/29/11   202,129    211,754
Seth Weisberg.    60,000       3.85%       2.4063     3/29/11   151,597    158,816
Kyle Huebner..    40,000       2.57%       2.4063     3/29/11   101,065    105,877
Craig Ogg.....    65,000       4.17%       2.4063     3/29/11   164,230    172,050

   Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. There can be no assurance provided to any executive officer or other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from those option grants that were made with an exercise price equal to the fair market value of the option shares on the grant date.

   The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. Our compensation committee may also assist an optionee in the exercise of an option by (i) authorizing a loan from us in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by our compensation committee.

   Certain option grants will become exercisable for 25% of the shares upon the optionee's completion of one year of service measured from the grant date and will become exercisable for the balance of the shares in 36 successive equal monthly installments. These options will become exercisable on an accelerated basis upon the optionee's involuntary termination within 18 months following a change in control. Certain other option grants are immediately exercisable in full, but we can buy back any shares purchased under those options, at the exercise price paid per share, to the extent the shares are not vested when the optionee leaves our employment. In general, this repurchase right lapses as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period. The repurchase right also will lapse on an accelerated basis upon the optionee's involuntary termination within 18 months following a change in control.

  Aggregated Option Exercises and Year-End Option Values

   The following table provides information, with respect to the officers named in the Summary Compensation Table, concerning the exercise of options during the fiscal year ended December 31, 2001 and unexercised options held by them as of the end of that fiscal year.

                                             Number of Unexercised         Value of Unexercised
                                                 Options/SARs            in-the-Money Options/SARs
                  Shares                         at FY-End (#)                 at FY-End ($)
               acquired on  Value Realized ------------------------- ---------------------------------
     Name      exercise (#)     ($)(1)     Exercisable Unexercisable Exercisable (2) Unexercisable (2)
     ----      ------------ -------------- ----------- ------------- --------------- -----------------
Bruce Coleman.         --            --      425,000           --      326,000.00               --
David Duckwitz         --            --           --           --              --               --
Ken McBride...         --            --       88,180       48,820       60,824.53        42,453.47
Rick Wetherill         --            --      116,874      138,126       66,532.83        70,423.17
Seth Weisberg.         --            --       99,652       80,348       24,653.83       138,699.67
Kyle Huebner..  31,875.00     10,624.99       40,582       79,293       52,053.50        52,816.50
Craig Ogg.....         --            --       69,523       73,835      132,048.65       102,006.53

--------
(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.
(2) Based upon the market price of $3.58 per share, determined on the basis of the closing selling price per share of our common stock on the Nasdaq National Market on the last day of the fiscal year ended December 31, 2001, less the option exercise price payable per share.

             EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
                        CHANGE-IN-CONTROL ARRANGEMENTS

   Bruce Coleman entered into a letter agreement with us, effective as of October 25, 2000, to serve as our chief executive officer. Under the terms of the letter agreement, Mr. Coleman received an annual base salary of $420,000 and was eligible to receive a reimbursement of reasonable living expenses incurred for living in the Los Angeles area in connection with his employment, and reasonable travel expenses for traveling to and from his residence in New Mexico. In addition, Mr. Coleman was granted two stock options, one to purchase 100,000 shares of our common stock at an exercise price of $2.6563 per share (the closing price on Nasdaq of the Company's common stock on Mr. Coleman's start date) and another to purchase 25,000 shares of our common stock at an exercise price of $10.00 per share. The stock options vested in six equal monthly installments for as long as Mr. Coleman provided continuous service.

   Kyle Huebner entered into a letter agreement with us, effective as of January 13, 1999, to serve as Senior Director, Corporate Strategy. He was subsequently promoted to Vice President, Corporate Strategy in January 2000 and to Vice President, Marketing and Strategy in October 2001. In 2001, Mr. Huebner received a base salary of $154,678 and a bonus of $70,891. Under the terms of the letter agreement, Mr. Huebner was granted stock options to purchase 85,000 shares of our common stock at an exercise price per share equal to the fair market value on each grant date. The stock options vest 25% on the one year anniversary of each grant date, and the remaining shares vest monthly for the following 36 months as long as Mr. Huebner is providing continuous service to us. The vesting of Mr. Huebner's stock options will accelerate an additional 25% if he is constructively or involuntarily terminated without cause within 12 months after a change in control, if the acquiring company does not assume the stock option.

   John M. Payne previously entered into a letter agreement with us, effective as of October 29, 1998, to serve as President and Chief Executive Officer. In October 1999, Mr. Payne was appointed to the offices of Chairman of the Board and Chief Executive Officer. In 2000, Mr. Payne received a base salary of $300,000 and a bonus of $150,000. Under the terms of the letter agreement, Mr. Payne purchased 1,500,000 shares of our common stock at $0.067 per share, the fair market value on the purchase date, pursuant to a restricted common stock purchase agreement under which the shares are subject to a right of repurchase by us that lapses over a period of 48 months. Mr. Payne executed a four-year promissory note with us in the amount of $99,000 to purchase the stock.

   Mr. Payne resigned in October 2000, and from our board of directors in December 2000. Under the terms of the letter agreement, Mr. Payne was entitled to receive his monthly base salary plus benefits for nine months after the termination of his employment, and he received such monthly payments until February 2001. On December 20, 2000, Mr. Payne entered into a separation letter agreement with us, that was subsequently amended on February 13, 2001, pursuant to which Mr. Payne agreed to receive a lump sum payment of $120,807.37 in place of the remaining monthly salary payments to which he was entitled. In addition, Mr. Payne's restricted shares continued to vest at a rate of 31,250 shares per month until June 30, 2001, at which time the Company repurchased all remaining unvested shares at the original purchase price of $0.067 per share. In connection with the payments under the separation letter agreement, Mr. Payne agreed to release us from any further obligations to him and from any liabilities related to his employment or resignation.

   Also in connection with the separation letter agreement, we agreed to repay on Mr. Payne's behalf a $6,523,690.36 balance due under Mr. Payne's margin account with Salomon Smith Barney, and Mr. Payne agreed to enter into a promissory note and security agreement to repay such amount plus interest to us on or before June 30, 2001, subject to acceleration upon any change in control or if Mr. Payne breaches any of the terms of his separation. Under the security agreement, Mr. Payne pledged cash assets and securities, including his shares of our common stock. Mr. Payne is currently in default. We are currently in negotiations with Mr. Payne to agree on payment terms for the amount due the Company.

   Loren E. Smith previously entered into a letter agreement with us, effective as of October 20, 1999, to serve as President and Chief Operating Officer. The letter agreement superseded a consulting agreement entered into between Mr. Smith and the Company in February 1999. In 2000, Mr. Smith received a base salary of $250,000. Under the terms of the letter agreement, Mr. Smith was eligible to receive an annual bonus of not less than $100,000, and was granted a stock option to purchase 300,000 shares of our common stock at an exercise price of $35.625 per share, the fair market value on the grant date. The stock option vested 12,500 shares per month beginning on October 20, 1999, and was to continue to vest until the earlier of October 20, 2001 or the date on which Mr. Smith's continued employment ended. In addition, under the terms of the letter agreement, Mr. Smith was permitted to keep the stock options, granted to him under the earlier consulting agreement, to purchase 135,000 shares of our common stock at an exercise price of $0.33 per share for consulting services and 108,000 shares of our common stock at an exercise price of $0.33 per share for services as a member of our board of directors. 45,000 shares of the consulting services stock option vested upon our initial public offering and the achievement of a 250,000 customer base. The remaining shares of the consulting services stock option vested ratably each month through February 2002. The board services stock option vests ratably each month for 36 months starting from February 2000. In April 2002, when Mr. Smith and we agreed that he would not be renominated, the remainder of his options were made fully vested.

   In September 2000, Mr. Smith resigned from his positions as our President and Chief Operating Officer. On September 22, 2000, Mr. Smith entered into a resignation letter agreement pursuant to which we agreed to pay Mr. Smith $20,833.32 per month through March 31, 2001, including any accrued and unused vacation time and unpaid reimbursable expenses, as well as a lump sum payment of $66,000. We also agreed to pay for the shipment of Mr. Smith's personal effects from California to New Mexico. In addition, Mr. Smith was permitted to keep for his personal use the cell phone, laptop computer and Palm Pilot that we provided to him, and was granted an additional stock option to purchase 2,500 shares of our common stock at an exercise price of $3.84 per share (the closing price of our common stock on Nasdaq on September 29, 2000) that is exercisable until such time as Mr. Smith ceases to be a member of our board of directors. In connection with these payments, Mr. Smith agreed to release us from any further obligations to him and from any liabilities related to his employment or resignation. The terms of the consulting services and board services stock options granted to Mr. Smith under the consulting agreement were not modified by the resignation letter agreement, but the vesting of the 300,000 share stock option grant to Mr. Smith ceased as of September 30, 2000 and Mr. Smith's right to exercise the vested portion of that stock option terminated on November 30, 2000.

   During 2001, we entered into severance agreements with a number of our officers. These agreements provide for the lump sum payment of six months of salary if (a) the officer is terminated for any reason other than his failure to continue to substantially perform his duties or (b) following a change of control, the officer is either involuntarily terminated or terminates his employment, for any reason, between 2 months and 9 months following the change of control.

   During 2001, we also adopted a bonus plan for a number of our officers, including all of our then serving named executive officers. These officers were not eligible for the continuous service bonus plan we adopted in connection with our reductions in force. The plan provided the officer with the option to elect to receive cash payments or stock options at fair market value upon completion of certain milestones. Our board of directors is continually evaluating various strategic alternatives. Benefits under this plan would accrue if specified transactions were completed. A different level of benefits would also be payable under this plan if the management team was unable to complete a transaction and other alternatives were pursued. The maximum cash payment to Ken McBride under this plan would be $100,000. The maximum cash payment to the remaining executives in aggregate under the plan would be $195,000.

   All of our named executive officers have executed and delivered a copy of our confidential information and invention assignment agreement in connection with their employment.

   In April 1999, we amended our 1998 stock plan to adopt a change in control provision. As a result of this provision, should any optionee have his or her service involuntarily terminated within 18 months following a change in control in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of common stock upon an involuntary termination. A "change in control" under the 1998 stock plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution. "Involuntary Termination" is defined under the 1998 stock plan as the optionee's involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee's voluntary resignation following:

  . a change in his or her position with us which materially reduces his or her responsibilities;

  .   a reduction in his or her level of compensation by more than 15%; or

  . a relocation of the optionee's place of employment by more than 50 miles, and this change, reduction or relocation is effected by us without the optionee's consent.

   Our 1999 stock incentive plan is a successor plan to our 1998 stock plan, and includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances.

                      BENEFICIAL OWNERSHIP OF SECURITIES

   The following table sets forth certain information known to the Company with respect to the beneficial ownership of our common stock as of March 31, 2002, by (a) all persons who are beneficial owners of 5% or more of our common stock,
(ii) each director and nominee for director, (iii) the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405. Percentage of ownership is based on 50,902,181 shares of common stock issued and outstanding on March 31, 2002. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2002 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

                                                          Number of Shares  Percentages of Shares
Name of Beneficial Owner                                 Beneficially Owned  Beneficially Owned
------------------------                                 ------------------ ---------------------
Bruce Coleman(10).......................................       425,000                  *
David Duckwitz..........................................            --                  *
Ken McBride(1)..........................................       104,821                  *
Rick Wetherill(2).......................................       116,874                  *
Seth Weisberg(3)........................................       120,723                  *
Kyle Huebner(4).........................................       180,702                  *
Craig Ogg(5)............................................       103,288                  *
Mohan Ananda(6).........................................     1,557,596               3.06%
Jeff Brown(7)...........................................     4,073,449               8.00%
Brad Jones(8)...........................................     3,081,774               6.05%

Other 5% Stockholders:
 Lloyd I. Miller
 4550 Gordon Drive
 Naples, FL 34102.......................................     6,570,900              12.91%

 SBIC Partners, L.P.
 201 Main Street, Suite 2302
 Fort Worth, TX 76201...................................     4,073,449               8.00%

 Steel Partners, L.L.C.
 150 East 52nd Street
 New York, NY 10022.....................................     3,519,976               6.92%

 Brentwood Venture Capital(9)
 11150 Santa Monica Boulevard, Suite 1200
 Los Angeles, CA 90025..................................     3,081,774               6.05%
All directors and executive offers as a group (9 people)     9,299,016              18.27%

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
 (1) Includes 99,306 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2002.
 (2) Includes 76,663 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2002.
 (3) Includes 114,929 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2002.

 (4) Includes 50,917 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2002.
 (5) Includes 95,703 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2002.
 (6) Includes 240,000 shares held in trust for the benefit of Mr. Ananda's family. Also includes 40,000 shares held in the Ananda Foundation.
 (7) Includes 4,073,449 shares held by SBIC Partners, L.P. Jeffrey J. Brown is a director and executive officer of Forrest Binkley & Brown Venture Co., the general partner of Forrest Binkley & Brown L.P., the Managing Partner of SBIC Partners. Mr. Brown disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (8) Includes 2,908,928 shares held by Brentwood Associates VIII, L.P. and 120,258 shares held by Brentwood Affiliates Fund, L.P. G. Bradford Jones is a Managing Member of Brentwood VIII Ventures LLC, which is the General Partner of Brentwood Associates VIII, L.P. Mr. Jones also is the General Partner of Brentwood VII Ventures, L.P., which is the General Partner of Brentwood Affiliates Fund, L.P. Mr. Jones disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (9) Includes 3,404,590 shares held by Brentwood Associates VIII, L.P. and 141,858 shares held by Brentwood Affiliates Fund, L.P.
(10) Includes 425,000 shares subject to option, all of which are presently exercisable.

                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

The information contained in this section shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

Compensation Committee Report

   It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the Company's Stock Incentive Plan.

Compensation Philosophy and Objectives

   The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

Compensation Components and Process

   General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements:

  . base salary that is competitive with the market and reflects individual performance,

  . annual variable performance awards payable in cash and tied to the Company's achievement of annual financial and other performance goals, and

  . long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

   The Company utilizes the services of an independent compensation consulting firm to advise the Committee as to how the Company's executive compensation levels compare to those of companies within and outside of the industry.

   Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the fiscal year ended December 31, 2000 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

   Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (a) the Compensation Committee's evaluation of the officer's personal performance for the year and (b) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers.

   Annual Incentives. Annual incentive bonuses for executive officers will be based upon management incentive plans. The bonuses will be based substantially on the Company's financial performance, including achievement of revenue and customer acquisition goals and meeting cost objectives. Additional consideration may be given for attainment of individual goals.

   Long Term Incentives. Generally, stock option grants will be considered annually by the Compensation Committee for each of the Company's executive officers, as appropriate. Each grant made is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a 1 to 4-year period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

   The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

   CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the same industry, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

   Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the fiscal year ended December 31, 2001 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2001 will exceed that limit. The Company's 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

   It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

   Submitted by the Compensation Committee of the Company's Board of Directors:

                                          Mohan P. Ananda
                                          Jeffrey J. Brown
                                          G. Bradford Jones

                            AUDIT COMMITTEE REPORT

The information contained in this section shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

   The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2001, included in our annual report on Form 10-K for that year.

Review with Management

   The audit committee has reviewed and discussed these audited financial statements with our management team.

Review and Discussions with Independent Auditors

   The audit committee has discussed with our independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, which includes, among other items, matters related to the conduct of the audit of our financial statements.

   The audit committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as amended, and has discussed with Arthur Andersen LLP its independence with respect to our company.

Conclusion

   Based on the review and discussions referred to above in this report, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee
                                          of the Board of Directors

                                          Jeffrey J. Brown
                                          G. Bradford Jones

                            STOCK PERFORMANCE GRAPH

The information contained in this section shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

   The following line graph compares the cumulative total return to stockholders of our Common Stock from June 25, 1999 (the date of our initial public offering) to December 31, 2001 to the cumulative total return over such period of (a) Nasdaq US Index and (b) a peer issuer, Pitney Bowes, a postage and business services provider that has a product line that competes directly with our products. The graph assumes that $100 was invested on June 25, 1999 in our common stock at its initial public offering price of $11.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

   The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from this data, as past results are not necessarily indicative of future performance.

                                          [CHART]

        Stamps.com, Inc.  Peer Issuer   Nasdaq
June-99      100.00       100.00        100.00
Sept-99      315.91        98.39        107.58
Dec-99       378.41        91.85        159.42
Mar-00       175.57        53.41        179.14
June-00       66.48        36.68        155.37
Sept-00       34.94        34.16        143.88
Dec-00        25.28        27.58         96.78
Mar-01        27.27        54.94         72.09
June-01       34.09        66.59         84.64
Sept-01       22.64        60.40         58.72
Dec-01        32.55        59.46         76.41



                                                     Quarters Ending
                 Base   --------------------------------------------------------------------------
                June 25 Sept 30 Dec 31 Mar 31 June 30 Sept 30 Dec 31 Mar 31 June 30 Sept 30 Dec 31
 Company/Index   1999    1999    1999   2000   2000    2000    2000   2001   2001    2001    2001
 -------------  ------- ------- ------ ------ ------- ------- ------ ------ ------- ------- ------
Stamps.com Inc. 100.00  315.91  378.41 175.57  66.48   34.94  25.28  27.27   34.09   22.64  32.55
Peer Issuer.... 100.00   96.35   76.38  70.66  63.24   62.36  52.38  54.94   66.59   60.40  59.46
Nasdaq......... 100.00  107.58  159.42 179.14 155.37  143.88  96.78  72.09   84.64   58.72  76.41

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Mr. Payne

   In February 2000, Mr. Payne purchased 187,000 shares of our common stock on the open market for an aggregate purchase price of approximately $6.0 million. Mr. Payne purchased the shares on margin and the margin account was secured by a pledge of 1,467,500 shares our common stock held by Mr. Payne, of which approximately 593,750 shares are subject to our right of repurchase.

   In April 2000, we agreed to guarantee Mr. Payne's margin account if the value of the shares pledged was insufficient collateral to secure the indebtedness outstanding under the margin account. The guarantee was in the form of a single-purpose line of credit extended to Mr. Payne which had a balance due to us to the extent the value of the pledged shares is insufficient collateral to secure indebtedness outstanding under the margin account. This line of credit was secured by all of Mr. Payne's assets.

   In addition, we entered into a loan repayment agreement with Mr. Payne and the brokerage firm where he maintained his margin account. Under the terms of that agreement, we agreed to guarantee Mr. Payne's margin account. In August 2000, our board of directors amended the loan repayment agreement to require Mr. Payne to sell 100,000 of his shares of our common stock per calendar quarter until such time that the loan was repaid. In August and November 2000, Mr. Payne sold an aggregate of 200,000 of his shares of our common stock in accordance with that agreement, which resulted in an aggregate repayment of indebtedness outstanding under the margin account in the amount of approximately $730,000.

   On November 30, 2000, we agreed, at the request of the brokerage firm, to repay Mr. Payne's total indebtedness under the margin account, which amount totaled approximately $6.5 million. The amount of indebtedness under the margin account consisted of the purchase price of the 187,000 shares, accrued interest on the purchase price and other fees and indebtedness incurred by Mr. Payne, less the proceeds from his sale of our common stock during the third and fourth quarters of 2000.

   Mr. Payne agreed to enter into a promissory note and security agreement with us to repay the amount of indebtedness we paid to the brokerage firm, plus interest accrued at the prime rate, on or before June 30, 2001, subject to acceleration upon any change in control of the Company or in the event Mr. Payne breaches any of the terms of his separation from us. The promissory note amount also includes the original purchase price of $99,000 plus accrued interest for the 1,500,000 restricted shares Mr. Payne purchased in October 1998 when he joined our company. Under the terms of the note, Mr. Payne is no longer required to sell shares on a quarterly basis. The note loan is secured by all shares of our stock and EncrypTix, Inc. held by Mr. Payne, as well as all of Mr. Payne's deposit accounts. If this collateral is insufficient to pay amounts due under the note, we will have full recourse against Mr. Payne for the payment of the balance due.

   We established a reserve of $3,346,000 related to the note receivable from Mr. Payne. The reserve is calculated as the difference between the note's carrying value, $6,527,000, and the underlying value of the stock on December 31, 2000, $3,181,000 ($2.7813 per share).

Transactions with Mr. Ananda

   Under its previous agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as our chief executive officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The new license agreement reaffirmed our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarified and narrowed Mr. Ananda's field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Consulting Services

   In October 1999, we entered into a three-year consulting agreement with Marvin Runyon, a director, under which he will provide strategic planning services. In exchange for these services, we granted Mr. Runyon an option to purchase 36,000 shares of our common stock. These options were granted at fair market value and vest ratably over a three-year period. In November 1999, this agreement was amended to provide that Mr. Runyon receive $2,000 per day in compensation for any special projects on which we required his services.

EncrypTix Investment

   On November 16, 1999, we announced the formation of a subsidiary, EncrypTix, Inc., to develop secure printing opportunities in the events, travel and financial services industries. In February 2000, we invested $1.0 million and granted EncrypTix a license to its technology in those three specific fields of use. EncrypTix raised approximately $35 million in private financing. In March 2000, our directors and executive officers, with the exception Mr. Jack Duffy, who was then a member of our board, and Mr. Jones, purchased an aggregate of 232,884 shares of Series B Preferred Stock of EncrypTix at $7.45 per share, the same price per share paid by the third-party investors in EncrypTix. All of the foregoing shares purchased by the individual directors and executive officers had been paid for in full with cash.

   On March 12, 2001, EncrypTix ceased operations and effected a general assignment of its assets for the benefit of its creditors. EncrypTix took this action because it was not able to secure additional funding.

Indemnification of Directors and Officers

   In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify our directors and officer against expenses (including attorneys' fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports which we received for fiscal year 2001 transactions in our common stock and their common stock holdings, we believe that all reporting requirements under Section 16(a) for that fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners except as set forth below.

                                 OTHER MATTERS

Annual Report

   A copy of our annual report for the fiscal year ended December 31, 2001 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

   We filed an annual report on Form 10-K with the Securities and Exchange Commission on March 29, 2002. You may obtain a copy of that report without charge, by writing to Investor Relations at Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405.

                                STAMPS.COM INC.
                                     PROXY

                 Annual Meeting of Stockholders, June 26, 2002

        This Proxy is Solicited on Behalf of the Board of Directors of
                                STAMPS.COM INC.

   The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Wednesday, June 26, 2002 and the Proxy Statement and appoints Kenneth McBride the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of STAMPS.COM INC. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2002 Annual Meeting of Stockholders of the Company to be held at Doubletree Guest Suites, 1707 Fourth Street, Santa Monica, California 90401 on June 26, 2002 at 10:00 a.m. Pacific Daylight Saving Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.To elect four directors to serve for a three-year term ending in the year 2005 or until their successors are duly elected and qualified;
                                                                                  WITHHOLD
                                         FOR                                  AUTHORITY TO VOTE
    Jeffrey J. Brown                     ------------------------------------ -----------------
    Kenneth McBride                      ------------------------------------ -----------------
2.To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal   FOR   AGAINST  ABSTAIN
  year ending December 31, 2002.                                                                           [_]     [_]      [_]
3.In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct  FOR   WITHHOLD
  of the meeting and upon other matters as may properly come before the meeting.                           [_]     [_]


                                    [GRAPHIC]

                                Proxy Card Border


   The Board of Directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the directors listed above and FOR the other proposals.

   Please print the name(s) appearing on each
   share certificate(s) over which you have
   voting authority:                          ------------------------------
                                              (Print name(s) on certificate)
   Please sign your name: ________________________________ Date: ___________
                  (Authorized Signature(s))


                                    [GRAPHIC]

                                Proxy card border

                                      1